SIXTH AMENDMENT TO THE PLEDGE AGREEMENT OVER iNVENTORY, EQUIPMENT AND OTHER ASSETS

. between

THE BANK OF NEW YORK MELLON
as Collateral Agent for the benefit of the Secured Parties under the First Lien Intercreditor

•	Agreement

lld I

CLOSURE SYSTEMS INTERNATIONAL (BRAZIL) SISTEMAS DE VEDA(,;AO LTDA.
as Grantor

Dated as·of
February 14    ,2014

SIXTH AMENDMENT TO THE PLEDGE AGREEMENT OVER INVENTORY, EQUIPMENT AND OTHER ASSETS

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This Sixth Amendment to the Pledge Agreement over Inventory, Equipment and Other Assets
(the "Amendment") is made as of    February 14 ,2014 by and amog:

(a)THE BANK OF NEW YORK MELLON, a financial institution duly organized and existing under the law_s of the State of New York, with its registered office at 101 Barclay. Street, 4E, New York, NY 12086, USA, enrolled witli the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under n° 09.214.17710001-65, acting exclusively in the capacity as collateral agent of and for the benefit of the Secured Parties under the First Lien Intercreditor Agreement (together with it successors and permitted assignees in such capaci.ty, the "Collateral Agent"); ·
. and

•(b) CLOSURE SYSTEMS INTERNATIONAL (BRAZIL) SISTEMAS DE VEDA<;AO LTDA1, a limited liability company duly organized and existing in accordance with the laws of Brazil, with its registered office in the City of Barueri 1 State of Sao Paulo, at Alameda Araguaia, n° 1.819- 1.889, Sftio Tambore, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under n° 09.074.885/0001-48, hereln represented in accordance with its Charter Documents (together with its successors and permitted assignees, the "Grantor");

WHEREAS, on January 29, 2010, the parties hereto entered into the Pledge Agreement over Inventory, Equipment and Other Assets (the "Pledge Agreement").

WHEREAS, the Pledge Agreement. was ·amended by (i) the Amen.dment to the Pledge Agreement over Inventory, Equipment and Other Assets dated May 4,· 2010, in respect of an Amendment No. 2 and Incremental Term Loan Assumption Agreement dated May 4, 2010, (ii) the Second Amendment to tle Pledge Agreement over Inventory, Equipment and Other Assets dated Novemper 16, 2010, in respect of an Amendment No. 3 and incretnentaL Term Loan Assumption Agreement dated September 30, 20 I0 and a Senior Secured Notes Indenture dated October 15, 2010, (iii) the Third Amendment to the Pledge Agreement over Inventory, Equipment and Other Assets dated March 2, 2011, in respect of an 'Amendment No. 4 and Incremental Term Loan Assumption Agreement dated Febrnary 9, 2011 and. the Fe)Jruary 2011 Secured Notes Indenture, (iv) the Fomth Amendment to the Pledge Agreement over Inventmy, Equipment and Other Assets dated Septe1riber 8, 2011, in respect of an Ame11dment No. 6 and - Incremental Term Loan Assumption Agreement dated August 9, 2011 and the August 2011 Secured Notes Indenture; and (v) the Fifth Amendment to the Pledge Agreement over Inventory,
-Equipment and Other Assets dated November 7, 2012, in respect of an Amendment No. 7 and Incremental Term Loan Assumption Agreement dated September 28, 2012 and the September '·2012 Secured Notes Indenture.

WHEREAS, the following documents ("Additio.nal Documents") were entered into on the date, and by and among the parties, described belmv:

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(i)Amendment No. 8 and Incremental Term Loan Assumption Agreement dated November 27, 2013, entered into by and among, including others, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings LLC (formerly Reynolds Consumer Products Holdings - Inc.), Closure Systeri1s International Holdings Jnc., SIG Euro Holding AG & Co. KGaA, SIG Austria Holding GrnbH, Closure Systems International B.V., Pactiv LLC (formerly Pactiv Corporation), Beverage Packaging Holdings (Luxembourg) III S.a r.1., Evergreen Packaging Inc., Reynolds Consumer Products Inc., Reynolds Group Holdings Limited, the Guarantors from time to time party thereto, the Lenders from time to time party thereto .and Credit St1isse AG as administrative agent for the Lenders, related to, and amending, the Third Amended and Restated Credit Agreement dated as of September 28, 2012, as set out therein and as further amended, extended, restructured, renewed, novated, supplemented,,restated, refunded, i·eplaced or modified from time to time _(the "Credit Agreement"); and

(ii)Loan Modification Agreement dated Decembe'r 27, 2013; entered into by and among, including others, Reynolds Group.Holdings Inc., Reynolds Consu mer Products Holdings LLC (formerly Reynolds Consumer Products Holdings Inc.), Closure Systems International
. Holdings Inc., SIG Euro Holdi ng AG & Co. KGaA, SIG Austria Holding GmbH, Closure

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Systems International B.V., Pactiv LLC ·(formerly Pactiv Corporation), Beverage Packaging Holdings (Luxenibou rg) III S.a r.l., Evergreen Packaging Inc., Reynolds Consumer Products Inc., Reynolds Group Holdings Limited, the Guarantors from time to time paity .thereto, the Lenders from time to t ime party thereto and Credit Suisse AG as administ rative agent for the Lenders, related to, and amending, the Credi Agreement.

WHEREAS, the parties recognize and agree that the security interest created u nder the pledge Agreement shall extend to secure, in addition to the obligations currently secured thereby, the obligations created under the Additional Documents ("Additional Covered Obligations").
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NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained he1:ein, the parties hereto agree as follows:

1.Defined Terms. Capitalized . terms used and oot otherwise defined in this Amendment are used herein and in any notice given under this Amend ment with the same meanings ascribed to such terms in the Pledge Agreement or any of its amendments. All terms
. defined in this Amendinent shall have the defined meanfr1gs contained herein when used in any 1 certificate or other docu ment made or delivered pursuant hereto unless otherwise defined therein.

2.Amend ment. The parties hereto agree to amend the description of the Secured Obligations contained in Schedule A-I of the Pledge Agreernent In order' to adjust such description to the· Additional Covered Obligations. Accordingly, the parties hereto amend
. Schedule A-I of the Pledge.. Agreement, which sliall be in force and effect as of the date hereof with the following language

"DESCRIPTION OF THE SECURED OBLIGATIONS UNDER THE LOAN DOCUJ\tlENTS

A)All obligations owed to the Secured· Parties now existing or hereafter arising, direct 9r indirect, absolute or contingent, due or to become due, ·under the Loan Documents, includi ng (and without limitation):

(i)
a senior secured U.S. term loan facility in an aggregate principal amoui1t not in excess of US $2,212,650,000 with an interest rate equivalent to the Appjicabfo Matgin plus (a) the Adjusted LIDO Rate for borrowings denorninatd in Dollars for the applicable Interest Period or (b) the Alternate Base Rate, as applicable; which shall be repaid in full on December l, 2018 (subject to any prepayment and acceleration provisions);

(ii)
a senior secured European term loan facility in an aggregate principal amount not in excess of €297,000,000 with an interest rate equivalent to the Applicable Margin plus (a) the Adjusted LIBO Rate for bo1rnwings denominated in Euro for the applicable Interest Period or (b) the Foreign Base Rte, as applicable; which shall be repaid in full on December 1, 2018 (subject to any prepayment and acceleration provisions);    '

(iii)
a senior secured U.S. revolving loan facility in an aggregate principal amount not in exess of US $120,000,000, which principal amounts includ sub-limits for letter of credit facilities, with an interest rate equivalent to the Applicable Margin plus (a) the Adjusted LIBO Rate for borrowings denominated in Dollars for the applicable Interest Period or (b) the Alternate Base Rate, as applicable; which shall be .repaid in full on December 27, 2018 (subject to any prepayment and acceleration provisions);

(iv)
, a European revolving loan facility it1an aggreg!,lte principal amount not in excess of €54,235,000, which principal ampunts inelude sub-limits for letter of credit facilities with an interest rate equivalen! to the Applicable Margin plus (a) the Adjusted LIBO Rate for oorrowings denominated in Euro for the applicable Interest Period or (b) the _Foreign Base Rate, as applicable; which shall be repaid in full ,on December 27, 2018 (subject to any prepayment and aceleration provisions); and

(v)
incremental loan·facilities in a principal amount of up to US $750,000,000 with an interest rate equivalent to the rates set forth in clauses (i) through (iv) above, as applicable to the relevant incremental loan facility; which shall be repaid in full as set forth in clauses (i) through (iv) above, as applicable to the relevant incremental loan facility or such at.her as set out in the relevant Incremental Assumption Agreement, which date of repayment shall be earlier than the dates set forth above as applicable to the relevant incremental loan facility (subject to any prepayment and acceleration provisions).

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b) all other obligations, advances, debts and. liabilities o\ved to the Secured Pmties under the    )
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Credit Agree1nent, including indemnities, fees and interest incurred under, arising out of or in connection with the.Credit Agreement.

Definitions

For the purpose of this item "I" of tl-\is Schedule A, all capitalized terms used and not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Credit Agreement."

3.Registration of this Amend ment. The Grantor shall, at its own yxpense, no later than thirty (30) days from the execution date of this Amendment, (i) c'ause the signature of the parties who have signed this Amendment outside Brazil to be notarized by a public notary and consularized at the local Brazil consulate, (ii) cause this Amend ment tQ be translated into Portuguese by a public s\Vorn translator ( tradutor ptlblico juramentado ), and (iii) haye this Amendmen_t; together with its sworn translation ( tradu(:ao juramentada ) . into Portuguese, ann.otated at the margin of the registration of the Pledge Agreement with the competent Registry of Deeds and Docu ments (Cm:t6rio de Registro 'de Tftulos e Doc111ne11tos ) and with competent
Registry of Real Estate ( Cart6rios de Registro de Im6veis) in Brazil pursuant to.Article 128 and
A11icle 246 of Law No. 6,015 of Decemb_er 31, 1973. The Grnntor shal.J, promptly after such registration, deliver to the Collateral Agent evidence of such registration i n form and substance satisfactory to the Collateral Agent. All expenses incurred iIJ connection with such registrations shall be borne by the Grantor.    ·    ·    . ·
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Notwithstanding the foregoing, the Collateral Agent, at its sole discretion, may decide to unde11ake any of the registrations; translations, filings and other formalities described herein if Grantor fails to do so, whereupon the Grantor shall reimburse the Collateral Agent ptorhptly for . any and all costs and expenses incurred by it related to such registrations, translations, filings ·and other formalities in accordance wit the provisions of the Principal Finance Documents.

,4. Effectiveness of the -Pledge Agreement. All the provisions of the Pledge Agreement - not expressly amended as a result of this Amendment shall remain in full force and effect.

5.. Security Docu ment. The Parties ·agree that this Amen9ment shall be deemed a "Security Document" for the purposes of and as defined i,n the First Lien Intercreditor _ Agreement (arid for no other purpose) and that, accordingly, all rights, duties, privileges, protections and benefits of the Collateral Agent ,<;et forth in the First Lien Intercreditor Agreement are hereby incorporated by reference.
6.Governing I.:aw; Jurisdiction. This Amendment shall be governed by and construed and interpreted in accordance with the laws of Brazil. .The parties irrevocably submit to the jurisdiction of the com1s sitting in the City of Sao Paulo, State of Sao. Paulo, Brazil, any action or proceeding to resolve any dispute or controversy related to m arising from this Amendment and the parties irrevocably agree that all claims in respect of such action or proceeding may be heard and determind in such cou1ts, with the express waiver of the jurisdiction of any other comt, however privileged it may be.

IN WITNESS WHEREOF, the parties have caused this Amend ment to be duly executed - in the presence o_f the undersigned wit nesses.